Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
	Investor Relations:	Leigh Parrish, Teresa Thuruthiyil
(415) 439-4521
	Media Relations:	Christopher Katis, Ron Heckmann
(415) 439-4518

For Immediate Release

GUITAR CENTER ACHIEVES STRONG FOURTH QUARTER 2003 SALES ABOVE EXPECTATIONS

•                  Company’s Consolidated Sales Increase 18%

•                  Comparable Guitar Center Store Sales Growth of 10%

•                  Musician’s Friend Sales Increase 19%

•                  Comparable American Music Store Sales Growth of 12%

•                  Based on Strong Holiday Sales, Company Raises Fourth Quarter Earnings Guidance

Westlake Village, CA (January 6, 2004) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today reported sales for the fourth quarter and the year ended December 31, 2003.

Consolidated net sales for the quarter ended December 31, 2003 increased 18% to $396 million from $335 million in the same period last year. Net sales from Guitar Center stores were $306 million for the fourth quarter, an 18% increase from $259 million reported in the same period last year.  Comparable Guitar Center store sales increased 10% for the quarter.  Sales from new stores contributed $21 million and represent 44% of the total increase in Guitar Center store sales.  Net sales from American Music stores were $11.0 million for the fourth quarter, a 15% increase from $9.6 million generated in the fourth quarter of 2002. Comparable American

Music store sales increased 12% for the quarter.  In the fourth quarter, direct response sales increased 19% to $78 million from $66 million in the fourth quarter of 2002.

Net sales for the year ended December 31, 2003 increased 16% to $1.275 billion compared with $1.101 billion for 2002.  Net sales from Guitar Center stores for 2003 totaled $979 million, a 14% increase from $860 million in 2002.  Comparable Guitar Center store sales for the full year increased 7%.  Sales from new stores contributed $60 million and represent 51% of the total increase in Guitar Center store sales.  Net sales from American Music stores for 2003 totaled $38.0 million, a 17% increase from $32.5 million in 2002.  Comparable American Music store sales for the full year increased 10%.  Direct response sales increased 23% to $258 million in 2003 from $209 million in 2002.

Larry Thomas, Chairman and Co-chief Executive Officer of Guitar Center, said, “We are obviously thrilled with the sales results we achieved in all three divisions.  Sales were strong from beginning of the quarter, and an upward trend continued throughout the holiday selling season.  Our supply chain worked efficiently which enabled us to maintain consistent inventory flows.  As a result, we were able to capitalize on the improved traffic we experienced in our Guitar Center and Musician’s Friend divisions.”

Business Outlook

Based on our sales performance during the holiday season, we presently anticipate fourth quarter diluted earnings per share in the range of $0.74 to $0.75.  This reflects an increase over the guidance of fourth quarter diluted earnings per share in the range of $0.69 to $0.73 which we provided at the time third quarter results were announced.  Fourth quarter and full-year financial results are scheduled to be released after market close on January 29, 2004.

The comment regarding fourth quarter financial performance in the immediately preceding paragraph constitutes a forward-looking statement and is made in express reliance on the safe harbor provisions contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  This information should be read in conjunction with the information under the caption “Business Risks and Forward-Looking Statements” below.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 122

Guitar Center stores, with 107 stores in 45 major markets and 15 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 family music stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to results deemed to be achievable by management in the fourth quarter and the full fiscal year ended December 31, 2003.  This earnings guidance and the other financial data provided is based on preliminary, unaudited internal operating data that is not final and is subject to adjustment.  We cannot assure you that there will not be adjustments in such data during our year-end closing and audit procedures or that any such adjustment will not be material

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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